Exhibit 12.1
Digital Realty Trust, Inc. and Subsidiaries
Statement of Computation of Ratios
(in thousands, except ratios)

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Income from continuing operations before noncontrolling interests	$122,325	$46,717	$203,415	$320,449	$216,047	$162,126	$105,412
Interest expense	45,466	47,374	191,085	189,399	157,108	149,350	137,384
Interest within rental expense (1)	1,434	1,320	5,393	7,687	3,410	2,847	2,604
Noncontrolling interests in consolidated joint ventures	(116)	(112)	(465)	(595)	444	324	288
Earnings available to cover fixed charges	$169,109	$95,299	$399,428	$516,940	$377,009	$314,647	$245,688
Fixed charges:
Interest expense	$45,466	$47,374	$191,085	$189,399	$157,108	$149,350	$137,384
Interest within rental expense (1)	1,434	1,320	5,393	7,687	3,410	2,847	2,604
Capitalized interest	4,346	5,311	20,373	26,277	21,456	17,905	10,241
Total fixed charges	51,246	54,005	216,851	223,363	181,974	170,102	150,229
Preferred stock dividends	18,455	11,726	67,465	42,905	38,672	25,397	37,004
Fixed charges and preferred stock dividends	$69,701	$65,731	$284,316	$266,268	$220,646	$195,499	$187,233
Ratio of earnings to fixed charges	3.30	1.76	1.84	2.31	2.07	1.85	1.64
Ratio of earnings to fixed charges and preferred stock dividends	2.43	1.45	1.40	1.94	1.71	1.61	1.31

(1)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).

Digital Realty Trust, L.P. and Subsidiaries
Statement of Computation of Ratios
(in thousands, except ratios)

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Income from continuing operations before noncontrolling interests	$122,325	$46,717	$203,415	$320,449	$216,047	$162,126	$105,412
Interest expense	45,466	47,374	191,085	189,399	157,108	149,350	137,384
Interest within rental expense (1)	1,434	1,320	5,393	7,687	3,410	2,847	2,604
Noncontrolling interests in consolidated joint ventures	(116)	(112)	(465)	(595)	444	324	288
Earnings available to cover fixed charges	$169,109	$95,299	$399,428	$516,940	$377,009	$314,647	$245,688
Fixed charges:
Interest expense	$45,466	$47,374	$191,085	$189,399	$157,108	$149,350	$137,384
Interest within rental expense (1)	1,434	1,320	5,393	7,687	3,410	2,847	2,604
Capitalized interest	4,346	5,311	20,373	26,277	21,456	17,905	10,241
Total fixed charges	51,246	54,005	216,851	223,363	181,974	170,102	150,229
Preferred unit distributions	18,455	11,726	67,465	42,905	38,672	25,397	37,004
Fixed charges and preferred unit distributions	$69,701	$65,731	$284,316	$266,268	$220,646	$195,499	$187,233
Ratio of earnings to fixed charges	3.30	1.76	1.84	2.31	2.07	1.85	1.64
Ratio of earnings to fixed charges and preferred unit distributions	2.43	1.45	1.40	1.94	1.71	1.61	1.31

(1)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).